Exhibit 3.22

State of Delaware Secretary of State Division of Corporations Delivered 12:06 PM 12/16/2005 FILED 11:53 AM 12/16/2005 SRV 051029916 - 3132265 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

PEC SOLUTIONS, INC.

PEC Solutions. Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of PEC Solutions, Inc. be amended by changing Article 1 thereof so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is Nortel Government Solutions Incorporated.

SECOND: That in lieu of a meeting and vote, the sole stockholder of said corporation has given its unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on December 30, 2005.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this 16th day of December 2005.

PEC Solutions, Inc.

By:	/s/ Peter A. Fish
Peter A. Fish
Secretary